Exhibit 99.2

Ocera Announces Appointment of Rajiv Patni, M.D. as Chief Development Officer

PALO ALTO, Calif., August 11, 2014 — Ocera Therapeutics, Inc. (Nasdaq:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced that Rajiv Patni, M.D. has been appointed as the Company’s Chief Development Officer. Dr. Patni will commence his employment with Ocera on September 2, 2014.

“I am delighted to have Rajiv join our management team and expect that he will make significant contributions to the development of OCR-002,” said Linda Grais, M.D., Chief Executive Officer of Ocera. “Rajiv has been involved in over 15 clinical development programs, across several therapeutic areas, including acute care indications. Rajiv also served as an academic physician and trained in internal medicine and cardiology. Rajiv’s experience both in the clinic and in industry will be an invaluable asset to Ocera.”

“Based on my review of the available clinical data on OCR-002 as well as the ongoing STOP-HE protocol, I am very excited to join the Ocera team and advance the clinical development of OCR-002 for the potential treatment of acute hepatic encephalopathy.  My near-term focus will be the completion of STOP-HE, which represents one of the largest randomized, placebo-controlled studies ever done in acute hepatic encephalopathy,” said Dr. Patni.

Prior to joining Ocera, Dr. Patni served as Senior Vice President for Actelion U.S. Prior to his time at Actelion, Dr. Patni served as Vice President at Roche as well as in leadership positions at Novartis and Pfizer. Dr. Patni received his M.D. from Mount Sinai School of Medicine and served as Attending Physician at the Albert Einstein College of Medicine, both in New York City.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

CONTACT:

Michael Byrnes

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0150